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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      MEDIACOM COMMUNICATIONS CORPORATION

          The undersigned, acting as the incorporator of the corporation hereby being formed under the General Corporation Law of the State of Delaware, certifies that:

          FIRST.    The name of the corporation is Mediacom Communications
     Corporation.

          SECOND.   The address, including the street, number, city and county, of the registered office of the corporation in the State of Delaware is 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is LEXIS Document Services Inc.

          THIRD.    The purpose of the corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

          FOURTH.   The number of shares which the corporation shall have
authority to issue is 1,000, all of which are of a par value of $0.01 each. All such shares are of one class and are shares of Common Stock.

          FIFTH.    The name and mailing address of the incorporator are as
follows:

                    Stephen W. Semian
                    Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                    New York, New York 10022

          SIXTH.    The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.
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          SEVENTH.  The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


Signed on November 8, 1999

                                    /s/ Stephen W. Semian
                                    ------------------------------------
                                    Stephen W. Semian, Incorporator